[GRAPHIC OMITTED][GRAPHIC OMITTED]
                                                            December 8, 1999

Charles H. Noski
c/o AT&T Corp.

295 North Maple Avenue
Basking Ridge, NJ 07920

Dear Chuck:

         It gives me great pleasure to offer you a Senior Management position within AT&T (the "Company"). In addition to confirming my offer, this letter will detail the terms and conditions of your employment and outline the current major features of AT&T's compensation and benefit plans and practices.

Assumption of Duties: Effective no later than December 31, 1999, ("the Effective Date") you will assume the position of Senior Executive Vice President & Chief Financial Officer - AT&T. You will report to the Chairman and Chief Executive Officer - AT&T (currently Mike Armstrong) and your work location will be Basking Ridge, New Jersey.

Base Salary: Your initial base salary will be $750,000 per year. This rate will be reviewed annually for increase to reflect individual performance and base salary structure changes applicable to Senior Managers. Your first review for your base salary level will be effective March, 2001. Your base salary shall not be reduced at any time.

Annual Bonus: The Annual Bonus for Senior Managers is currently based on measures of Company, unit, and individual performance and is paid in cash. The 2000 target (not actual) Annual Bonus for your position is 100% of your base salary or $750,000. While the 2000 Annual Bonus will be prorated for any partial service in 2000, you will be provided a special lump sum amount at the time 2000 bonuses are paid such that the sum of your actual earned prorated bonus plus the special lump sum amount will equal what a full year earned 2000 Annual Bonus would have been for you if not for the prorate. In no event will your annual bonus for 2000 be less than $750,000.

In the event any portion of your 1999 Annual Bonus to be paid by your current employer is forfeited, you will be provided a lump sum amount no later than March 30, 2000 equal to the difference between $650,000 and any amount actually paid by your current employer. This payment will not be credited for AT&T's Qualified Pension Plan, but will be considered compensation for purposes of calculating the Special Supplemental Pension.

Hiring Bonus: You will be provided with a special, one-time hiring bonus of $2,000,000. This bonus will be paid 50% within 30 days from your effective date of hire and the remaining 50% will be paid after 6 months from your hire date whether or not you are then employed by AT&T (other than if you are terminated for Cause or voluntarily resign without Good Reason).

Long Term Incentives

Under the current guidelines for long-term incentives for comparable executives, your annual target long-term incentive opportunity is 3 times your base salary, or $2,250,000. This incentive is currently awarded in two forms; non-qualified stock options and performance share units and is calculated at 60% and 40% of the total long-term incentive, respectively. According to this current methodology the value of your stock option award equals $1,350,000. That value is divided by the AT&T Black-Scholes value of 33% of the stock price to derive the number of options. Likewise, the target value of your performance share award equals $900,000 and is converted into performance shares by dividing this value by the fair market value of a share of AT&T common stock. These awards are made as follows:

AT&T Performance Shares: Effective on the regularly scheduled annual grant date for AT&T and subject to approval by the Compensation Committee of the Board of Directors, you will receive 18,900 AT&T Performance Shares covering the 2000-2002 performance period (payout, if any, is in the first quarter of 2003). Performance Shares are equivalent in value to AT&T common shares and historically, such awards have been made annually.

o Assuming continued Company employment, payout of from 0% to 200% of such Performance Shares is made in the form of cash and AT&T shares at the end of the performance period based on a measure of AT&T's EPS and EBITDA versus commitment targets and Total Shareholder Return vs. Total Shareholder Return for the S&P500 companies (where Total Shareholder Return is defined as share price appreciation and dividends), or such other measure of financial performance as the Board may determine, during the three year performance period.

o Dividend  equivalents  are paid  quarterly  on all  undistributed  Performance
Shares.

AT&T Stock Options: You will be awarded 86,000 AT&T Stock Options effective on your hire date as consideration for your 2000 long-term incentive award. Historically, standard stock option grants have been made in January of each year to Senior Managers. Currently, the term of the stock option grant is ten years. Assuming continued Company employment, stock options vest one-third per year beginning on the third anniversary of the grant. The option price is 100% of market price on date of grant. As with the Annual Bonus, Long-Term Incentives are closely linked with the Company's strategy to meet the challenges of an ever changing marketplace. Accordingly, other than the Initial grant, the Company cannot guarantee continuation of the Long Term Incentive Plan in its current format, nor can it guarantee annual grant levels to individual participants.

In order to mitigate forfeitures associated with your departure from your prior employer, the Company will provide you with the following awards:

Special One-Time Grant of "Seasoned" Performance Shares

o 20,657 Performance Shares valued at $982,501 at grant and covering the 1997-1999 Performance Period (payout in First Quarter 2000) will be granted on date of hire provided the effective date is prior to December 31, 1999. In the event the date of hire is in 2000, a lump sum payment in an amount equivalent to the value of the above-referenced Performance Shares will be made no later than March 30, 2000.

         -  Payout of 100% of such Performance Shares (No Performance Criteria)

         -  Dividend   equivalents  are  paid  quarterly  on  all  undistributed
            Performance Shares.

o 20,287 Performance Shares valued at $964,889 at grant and covering the 1998-2000 Performance Period (payout in First Quarter 2001) will be granted on the date of hire.

         - Assuming continued Company employment, payout of from 0% to 200% of such Performance Shares is made in the form of cash and AT&T shares at the end of the performance period based on a measure of AT&T's Total Shareholder Return vs. Total Shareholder Return for a peer group of companies (where Total Shareholder Return is defined as share price appreciation and dividends), or such other measure of financial performance as the Board may determine, during the three year performance period.

         -  Dividend   equivalents  are  paid  quarterly  on  all  undistributed
Performance Shares.

o 21,330 Performance Shares valued at $1,014,501 at grant and covering the 1999-2001 Performance Period (payout in First Quarter 2002) will be granted no later than January 31, 2000.

         - Assuming continued Company employment, payout of from 0% to 200% of such Performance Shares is made in the form of cash and AT&T shares at the end of the performance period based on a measure of AT&T's EPS and EBITDA versus commitment targets and Total Shareholder Return vs. Total Shareholder Return for the S&P500 companies, (where Total Shareholder Return is defined as share price appreciation and dividends), or such other measure of financial performance as the Board may determine, during the three year performance period.

         -  Dividend   equivalents  are  paid  quarterly  on  all  undistributed
            Performance Shares.

It is currently understood that the results against objectives for the Performance Stock Units of your current employer are estimated to pay out in an amount at least equal to the value at grant of the awards referenced above. In the event that the above AT&T Seasoned Performance Shares pay out an amount less than the value at grant of the awards referenced above, additional cash payments will be immediately made to offset that difference.

Special Stock Options: A special grant of 868,308 AT&T Stock Options vesting 1/3 each year for three years from date of grant, with a term of 10 years, will be granted on the date of hire. This grant is to replace the lost future appreciation opportunity on your current employer's vested and unvested stock options. In the event the actual grant price exceeds $47.5625, the Company will grant additional special stock options to offset the difference between the grant price and $47.5625.

Restricted Stock: A special grant equaling a total of 214,374 shares of Restricted Stock will be made on the date of hire to replace part of all but $2,000,000 of the forfeited bargain spread on certain of your current employer's unvested options, and the value of your outstanding restricted stock. The Restricted Stock award will vest as follows:

---------------------- --------------- ----------------
  Restricted Stock        Vesting          Shares
        Grant              Dates           Vesting
---------------------- --------------- ----------------
       214,374            10/17/00         81,766
---------------------- --------------- ----------------
                          10/17/01         123,816
---------------------- --------------- ----------------
                          10/17/02          8,792
---------------------- --------------- ----------------

o The Restricted Stock will vest contingent upon continued Company employment (there are no performance criteria) or otherwise as provided under "Severance Benefit" below. Dividends on these shares are currently paid each quarter as part of the normal company dividend.

Restricted Stock Units: A separate grant equaling a total of 117,513 Restricted Stock Units will be made on the date of hire to replace the forfeited bargain spread on certain of your current employer's unvested options, and the value of your outstanding restricted stock (not reflected in the above restricted stock award). The Restricted Stock Unit award will vest as follows:

--------------------- ----------------- --------------
     Restricted
     Stock Unit           Vesting           Units
       Award               Dates           Vesting
--------------------- ----------------- --------------
       59,698             2/26/00          19,899
--------------------- ----------------- --------------
                          2/26/01          19,899
--------------------- ----------------- --------------
                          2/26/02          19,900
--------------------- ----------------- --------------
       30,838             4/07/00          10,279
--------------------- ----------------- --------------
                          4/07/01          10,279
--------------------- ----------------- --------------
                          4/07/02          10,280
--------------------- ----------------- --------------
       26,977              5/1/00          13,488
--------------------- ----------------- --------------
                           5/1/01          13,489
--------------------- ----------------- --------------

o These Units will vest contingent upon continued Company employment (there are no performance criteria) or otherwise as provided under "Severance Benefit" below. Dividend equivalents on these Units are currently paid each quarter coincident with the normal company dividend.

o The Restricted Stock and Stock Unit agreements (Attachment E as an example) will provide that certain activities which are detrimental to the Company (e.g., competing, raiding, suing) during employment or within 24 months after termination may result in forfeiture of unvested Restricted Stock or Restricted Stock Units, as provided in the AT&T Non-Competition Guidelines. Notwithstanding Attachment E, there shall be no forfeiture or clawback with regard to Restricted Stock or Restricted Stock Units that have vested.

It is understood that you will exercise your currently vested outstanding stock options from your current employer, except those shares subject to clawback under your current long-term incentive plan (136,609 of the 10/17/97 Stock Options granted at $37.87/share as retention and vesting 25% per year beginning 10/17/98). To mitigate forfeitures associated with the vested portion of the above-referenced award subject to clawback, the Company will provide you with a special lump sum cash payment of $1,561,250 payable 30 days after your hire date and will grant you 96,274 Shares of Restricted Stock vesting 100% on the first anniversary of your hire date. The Restricted Stock will vest contingent upon continued Company employment (there are no performance criteria) or otherwise as provided under "Severance Benefit" below. Dividends on these shares are currently paid each quarter as part of the normal company dividend. In the event your current employer tries to clawback or otherwise prevent realization of your exercised long-term incentive plan awards, any additional forfeited bargain spread on your vested options or value of your vested restricted stock that cannot be recovered through mutually agreeable remedies available under your existing agreements will be replaced with an additional restricted stock award or a combination of deferred cash and restricted stock with a targeted replacement split of 25% cash with immediate vesting and 75% restricted stock vesting 12 months from the grant.

In the event that your current employer's policies preclude you from a cashless exercise of certain vested options, for a period not to exceed 12 months, AT&T will protect the bargain spread (based on the average of the high and low stock prices recorded by the NYSE ("FMV")) on such options effective on the date of the stock option exercise, provided the exercise is no later than your last date of employment with your prior employer. In the event that the stock price on the Date of Sale is less than the protected price, AT&T will provide you with a lump sum payment equal to the difference between the "protected" price and the FMV on the Date of Sale multiplied by the number of options. For purposes of this protection provision only, the Date of Sale represents the date of actual sale or, if earlier, the date two (2) weeks after the first date after February 1, 2000 on which you may sell your former employer's stock (i.e., a new window initially opens). The Company shall also reimburse you for the carrying costs of exercising and holding these shares, including any applicable tax gross up.

Severance Benefit

(I) In the event of any Company-initiated termination, including termination for Good Reason, other than for "Long Term Disability" (as defined below) or for "Cause" (as defined below), you will be entitled to the following:

         1. A "Severance Payment" equal to 200% of your annual base salary and target annual bonus in effect on the date of such termination, payable in the month following the month of termination or such greater amount as then being paid under the then existing policies and/or practices regarding Senior Manager Severance Benefits.

         2. Bonuses: To the extent all or a portion of your cash hiring bonus has not been paid, the Company will pay such unpaid amount within 30 days of your date of termination. In addition, to the extent all or a portion of your annual incentive bonus for the current year and/or prior year if not yet paid has not been paid, the Company will pay an amount equal to the target bonus prorated for the total period of eligibility based on a formula, the numerator of which is equal to the number of days in the applicable calendar year for which the bonus is being paid and the denominator of which is 365 within 30 days of your termination, provided that, if the bonus for the prior year has been declared before your termination and is higher than the target bonus, it shall be paid in lieu of the target bonus for the prior year.

         3.       Long Term Incentive Awards:

                  - Outstanding Performance Shares/Stock Units, including those granted upon your hire, are retained and distributed at the end of each 3-year cycle. Dividend equivalents continue to be paid until all units are paid out.

                  - Outstanding Stock Options, including those granted upon your hire, are retained and unvested options continue to vest as if active and will remain exercisable until expiration of the original term.

         4.       Restricted Stock/Unit Hire Grants:

                  - Any outstanding unvested restricted stock or stock units (including any associated cash or deferred cash amounts), including those granted upon your date of hire, will continue to vest as though you were an active employee. Dividend equivalents continue to be paid until all units are vested and paid out.

         5.       Cash Grants:

                  - Any  unvested  cash  awards  or other  cash  make-ups  shall continue to vest as if you were an active employee.

(II) In the event of any Company-initiated termination, including termination for "Good Reason", prior to the vesting of your benefits under the AT&T Management Pension Plan and the AT&T Non-Qualified Pension Plan (including the Special Supplemental Pension) and the vesting of the Company match under the AT&T Long Term Savings Plan for Management Employees, other than for "Long Term Disability" (as defined below) or for "Cause" (as defined below), you will be entitled to the amount of the benefits accrued, but not vested, to the date of your termination under the above-mentioned plans (but with credit under the Special Supplemental Pension through age 57 if the termination is prior to that date) will be paid out under an individual pension arrangement from company operating income on the same basis as if you had remained in the plans. The
Severance Benefits above due under this Severance Benefit provision (I AND II ABOVE) will be conditioned upon your signing (and not revoking) a release and agreement not to sue the Company, within 30 days of your termination. The form of this release and agreement will be that then in use for AT&T Senior Managers, but will cover no items except those purely related to the release and the release will not cover rights of indemnification or amounts due under benefit plans or programs.

(III) At the time of termination of employment, relocation expenses associated with a move back to California, including home sale and tax assistance will be provided in accordance with the Relocation Policy in the same manner as it applies to your move to New Jersey.

(IV) In the event of your death or disability termination, you will be entitled to items I (other than 1), II and III above.

(V) In the event of your voluntary termination of employment within 12 months of a material restructuring of the executive leadership of the Company, or a good faith determination by you of an adverse change in the relationship between the CEO and CFO, any then vested and outstanding Stock Options, including those granted upon hire, will remain exercisable until the sooner of three years from the date of termination or until their original expiration date.

(VI) In the event of your voluntary termination of employment for reasons not covered by the above-referenced provisions, and in acknowledgement of the material nature of Company information you will possess, you will have 30 days after the end of any prohibited trading period (to be determined by the General Counsel Office of the Company) to exercise any outstanding and vested stock options otherwise forfeitable after 90 days from termination, provided you in good faith believe the prohibited period precludes your ability to sell the shares issued upon an exercise within the 90 days and you so notify the General Counsel's Office.

For purposes of this employment letter:

"Cause" shall be defined as follows: (1) your conviction (including a plea of guilty or nolo contendere) of a felony involving theft, moral turpitude or relating to the business of the Company other than a felony predicated on your vicarious liability. Vicarious liability means any liability which is based on acts of the Company for which you are charged solely as a result of your office with the Company and in which: (i) you were not directly involved or did not have prior knowledge of such actions or inactions, or (ii) counsel had advised that the action or inaction was permissible, or (2) you engage in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties under this Agreement, resulting, in either case, in material economic harm to the Company, its subsidiaries and divisions.

"Long Term Disability" shall mean termination of your employment with the Company with eligibility to receive a disability benefit allowance under any long-term disability plan of the Company or any affiliate of the Company.

"Good Reason" shall mean any termination of Employee's Company employment, initiated by Employee, resulting from any of the following events, without Employee's express written consent, which are not cured by the Company within 20 days of Employee giving the Company written notice thereof:

                   (i)   A  reduction  in  your  base  salary  or  annual  total
                         compensation (i.e., annual base salary rate, target annual incentive and "Long Term Incentive" (as valued below)) to less than $3,750,000. For purposes of the prior sentence, the dollar value of Employee's annual "Long Term Incentive" grants shall be determined by valuing Performance Shares, Performance Units, Stock Units, Restricted Stock, Restricted Stock Units, etc., at the fair market value price when the Compensation Committee approves such grants, and assuming 100% performance achievement if such grants include performance criteria, and by valuing Stock Options and SARs at 33% of the fair market price of the shares or related shares when the Compensation Committee approves such grants, as applicable.


                  (ii) The assignment to you of any duties inconsistent with, or, any substantial alteration in, your status or responsibilities (other than as a result of your mental or physical incapacity) as in effect immediately prior thereto.

                 (iii) A change in your reporting relationship that differs from the reporting relationship described herein.

                  (iv) A change in your work location of more than 35 miles from the work location as of the Effective Date.

                   (v) A diminution in title or a material diminution in duties, authority or responsibilities.

                  (vi) A material breach of any provisions hereof by the Company.

All severance amounts shall be paid without any obligation to mitigate or any offset for other amounts earned.

Benefits and Special Mid-Career Benefits: You will, of course, be eligible for the benefit programs currently available to all AT&T executives at your level, and you will be eligible for future compensation and benefit plans established for executives at your level based on the then current eligibility requirements established for participation in such future benefits. In addition, you will be entitled to a one-time payment (grossed-up to reflect taxes), equivalent to premiums you will be charged for the Company Medical Expense Plan and Dental Plan during the period from your first eligibility (you are eligible to enroll effective the first of the month following your one month service anniversary), until you become eligible to participate in the AT&T flexible benefits plan after six months of service. In the event you want to continue coverage under COBRA from your prior employer for this six month period in lieu of the above provided payment, the Company will reimburse you for your COBRA premiums (grossed-up to reflect taxes) for up to six months. Until you are initially eligible to participate (as described above) in the AT&T Medical and Dental plans, you will need to make your own arrangements for medical and dental. After the initial six-month period, you will be eligible for the Company paid medical and dental care coverage provided to all management employees. In addition, you will be entitled to five weeks annual vacation.

         In the event of your termination by the Company for other than (a) Cause, (b) death, or (c) Long Term Disability, or in the event of your termination of employment for Good Reason or your voluntary termination of employment within 12 months of a material restructuring of the executive leadership of the Company, or a good faith determination by you of an adverse change in the relationship between the CEO and CFO, and to the extent you are not eligible to receive retiree medical benefits from AT&T, you and your then eligible dependents will be eligible for coverage under the AT&T Separation Medical Plan offered by the Company to certain former Senior Managers, who at the time of their separation of employment, are not eligible to participate in the AT&T Medical Expense Plan for Retired Employees. You will be responsible for a portion (30% currently) of the annual premium for this medical care coverage. As is the case under the AT&T Medical Expense Plan for Retired Employees, continuation of coverage under the AT&T Separation Medical Plan after your death is available to your spouse by her paying 100% of the annual premium for this coverage.

         In the event of your voluntary termination of employment for reasons not covered in the above-referenced provisions, and to the extent you are not eligible to receive retiree medical benefits from AT&T, you and your then eligible dependents will be eligible for coverage under the AT&T Separation Medical Plan offered by the Company to certain former Senior Managers, who at the time of their separation of employment, are not eligible to participate in the AT&T Medical Expense Plan for Retired Employees. You will be responsible for 100% of the annual premium for this medical care coverage. As is the case under the AT&T Medical Expense Plan for Retired Employees, continuation of coverage under the AT&T Separation Medical Plan after your death is available to your spouse by her paying 100% of the annual premium for this coverage.

         Attachment  A outlines  the  benefits  available  to you under  various
Senior  Management,   mid-career  and  employee  benefit  plans,   programs  and
practices.

         Special Pension: AT&T will establish a Special Supplemental Pension to address forfeitures from your current retirement benefit. This Special Supplemental Pension will be subject to the terms and conditions detailed in Attachment B.

         Relocation Plan: You will be provided relocation assistance under Plan B of the AT&T Management Relocation Plan as detailed in Attachment C.

         Special Temporary Allowance: In order to mitigate the costs associated with temporarily maintaining two residences and the commute required from your primary residence, the Company will pay you a monthly Special Temporary
Allowance (STA) equivalent to the monthly rent you pay for the home (house/apartment/townhouse) you rent in the Basking Ridge, New Jersey area or an equivalent hotel up to a maximum of $4,500 per month or accommodations at the Short Hills, NJ Hilton hotel beginning with the first month of such rental and continuing as mutually agreed upon between you and the Company. The above monthly STA payments will be grossed-up for taxes, since such payments are taxable income subject to tax withholding. These STA payments are only during your continued employment with the Company and will not be included in the pay base for calculating any employee or Senior Manager benefits.

         Other Travel Related Expenses: In addition, you will have access to first class air travel or the corporate aircraft for travel to your home location during your interim living, provided the flight schedule permits and normal regularly scheduled flights are not disrupted as a result of your non-business travel. The Company will also reimburse you for reasonable travel expenses for you and/or your family for up to a maximum of one (1) visit every two (2) months during your interim living period. In the event any of the above travel expenses result in imputed income, the Company will provide tax gross-up.

         Other Provisions: It is agreed and understood that you will not disclose the specific terms of this employment letter or any fact concerning its negotiation or implementation, except in compliance with legal process, prior to the information being made public by the Company. You may, however, discuss the contents of this letter with your spouse, legal and/or financial counselor and the forfeiture provisions with any potential future employer.

         The Company agrees to indemnify you for all costs (including losses specifically associated with the compensation and benefits contained herein) relating to any action brought by your current employer related to: (1) your termination of employment with such employer, and/or (2) your employment with the Company.

         As indicated in the attached AT&T Non-Competition Guideline (Attachment
D), a number of AT&T incentive arrangements and non-qualified pension and benefit plans are subject to non-competition constraints that result in the forfeiture of future amounts, benefits or rights if the Guidelines are violated. In no event will the Guidelines or any incentive arrangements or non-qualified benefits as it applies to you require you to agree to a prohibition as to certain activities as a condition of receiving (as opposed to the forfeiture if you violate the Guidelines), permit recapture of any amounts or benefits previously paid or provided to you or be broader than as currently set forth in the Guidelines as modified herein. This provision shall override any provision in any plan, program or grant.

The Guidelines (and any "non-competition clause") shall be modified as follows:

(1) Section 4 Subpart 2(c)(i) shall be deemed violated only if the violation is willful, with intent to damage, in a public forum (i.e., lectures, to the media, in published materials, to analysts or in comparable forums) and is of a material nature.

(2) Section 4 Subpart 2(c)(2) shall only be violated if you, directly or indirectly, (i) recruit, solicit, induce or attempt to induce, or encourage others to recruit, solicit or induce, any employee of AT&T or an affiliate of AT&T to terminate their employment with AT&T or any affiliate, to join an entity with which you are affiliated or (ii) offer employment to any employee of AT&T, provided that the foregoing shall not be violated by the general advertising for employees or the hiring of employees by entities with which you are affiliated so long as you are not involved, either directly or indirectly, in recruiting, soliciting, inducing or attempting to induce, or in encouraging others in the recruiting, soliciting or inducing of, any employee to leave AT&T and join any entity with which you are affiliated.

(3) Section 4 subpart 2(a) shall be modified by deleting "but shall not be limited to" and it shall not be violated by you owning less than three percent (3%) of the debt or equity of a publicly traded entity or you investing in private equity funds, investment pools or other similar vehicles so long as you own less than five percent (5%) of the equity in the vehicle.

(4) The Guidelines shall not be violated by any activity or action more than two (2) years after any termination of employment (one (1) year in the case of "establishing a relationship with" limitation) or by establishment of a relationship with an entity that becomes a "competitor of the Company" after you established the relationship unless you were hired to assist the entity in becoming a competitor.

(5) Section 4 Subpart 2(b) shall be modified so that it only applies to significant and direct competitors (such as currently MCI Worldcom, Sprint, any of the regional Bell operating companies and any of the major cable companies).

(6) Notwithstanding anything in the Guidelines to the contrary, no forfeiture or cancellation shall take place unless AT&T shall have first given you written notice of its intent to so forfeit, or cancel or pay out and you have not, within 30 calendar days of giving of such notice to you, ceased such unpermitted competitive activity, provided that the foregoing prior notice procedure shall not be required with respect to a competitive activity which you instituted after AT&T informed you in writing that it believed such activity violated the Guidelines.

Indemnification

         The Company will indemnify and hold harmless to the fullest extent permissible by applicable law with regard to any action or inaction of you as an officer or director of the Company or any affiliate or as a fiduciary of any benefit plan of the Company or any affiliate both during and after your term of employment. The Company shall cover you under director or officer liability insurance to the same extent it covers other officers and directors both during and after the term of employment.

Dispute Resolution

         At your option or the Company's, any dispute, controversy, or question arising under, out of or relating to this Agreement or the breach thereof shall be referred for decision by arbitration in the State of New Jersey by a neutral arbitrator selected by the parties hereto. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within thirty (30) days after either party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for an appointment of a neutral arbitrator, or if such Association is not then in existence or does not act in the matter within 30 days of application, either party may apply to the Presiding Judge of the Superior Court of any county in New Jersey for an appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. In the event that you are successful in pursuing any material claims or disputes arising out of this Agreement, the Company shall pay all of your attorneys' fees and costs reasonably incurred, including the compensation and expenses of any Arbitrator. In any other case, you and the Company shall each bear all their own costs and attorneys fees, except the Company shall in all events pay the costs of any arbitrator appointed hereunder.

Assignment

         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement except in connection with an assignment or disposition of all or substantially all of the assets or stock of the Company, or by law as a result of a merger or consolidation. In the event of such assignment, a failure by the successor to specifically assume in writing, delivered to you, the obligations and liabilities of the Company hereunder shall be deemed a material breach of this Agreement.

         This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at AT&T is by mutual consent ("Employment-At-Will"). This means that managers have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason.

         The incentive plans as well as the employee and Senior Management benefit plans, programs and practices as briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans, programs, and practices, as well as other payments referred to in this letter, are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any such plans, programs and practices and to assign any obligations under this agreement to a successor company. Moreover, the summaries contained herein are subject to the terms of such plans, programs and practices.

         For purposes of the Senior Management and employee benefit plans, the definition of compensation is as stated in the plans. Currently, pensions are based on base salary and annual incentives. Other benefits are based on either base salary or base salary plus annual incentives. All other compensation and payments reflected in this offer are not included in the calculation of any employee or Senior Management benefits (except for the AT&T Incentive Deferral Award Plan, which currently permits the deferral of Annual Incentives and Performance Shares).

         By acceptance of this offer, you agree that (1) no trade secret or proprietary information belonging to your previous employer will be disclosed or used by you at AT&T, and that no such information, whether in the form of documents, memoranda, software, drawings, etc., will be retained by you or brought with you to AT&T, and (2) you have brought to AT&T's attention and provided it with a copy of any agreement which may impact your future employment at AT&T, including non-disclosure, non-competition, invention assignment agreements or agreements containing future work restrictions. AT&T will not require or request you to do anything that would intentionally violate (1) above.

         Chuck, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to AT&T. We look forward to having you join us. If you have any questions, please don't hesitate to call me or Brad Fusco.

         If you agree with the foregoing, and affirm that, to the best of your knowledge, there are no agreements or other impediments that would prevent you from providing exclusive service to the Company, please sign this letter in the space provided below and return the original executed copy to me.

                                   Sincerely,





Attachments

Agreed:

/s/ Charles H. Noski                        Dated:  December 8, 1999
-------------------------                   ------------------------
    Charles H. Noski